Exhibit 99.1

AITX’s Subsidiary RAD-R Now Accepting RADCam™ Preorders Online

AI-Powered Talking Security Camera Available for Purchase at radcam.ai

Detroit, Michigan, September 24, 2024 – Artificial Intelligence Technology Solutions, Inc. (the “Company”) (OTCPK:AITX), is excited to announce that RAD-R, its subsidiary, is now accepting online preorders for the groundbreaking RADCam™ at radcam.ai. Shipments are expected to begin in mid-December 2024.

RADCam represents a revolutionary leap in residential security with its AI-powered, interactive capabilities, making it what the Company sees as the world’s first AI-powered, purpose-built ‘Talking Security Camera’. Designed to engage with individuals approaching or entering homes, RADCam enhances security through real-time interactions, all while maintaining the essential features of traditional security cameras, including monitoring, detecting, and recording.

Steve Reinharz, CEO/CTO of AITX and RAD-R, commented, “RADCam is not just another security camera, it’s a transformative technology. By utilizing our proprietary AIR™ technology, RADCam offers homeowners and small businesses an unparalleled level of engagement and protection that traditional cameras simply can’t match.”

Building on the success of its primary subsidiary, Robotic Assistance Devices, Inc. (RAD), AITX has proven that direct interaction with individuals engaged in or considering suspicious activities can deter potential threats. This philosophy is encapsulated in AITX’s ‘Autonomous Intelligent Response’ (AIR), outlined in the AIR Manifesto.

Key Features of RADCam:

●	Interactive Personas: Unlike standard cameras, RADCam engages visitors using various pre-defined AI-driven personas. These personas intelligently interact based on context, such as the time of day and specific situations, deterring intruders while enhancing user experience.

●	Near Total Reduction in Nuisance Alerts: RADCam concierge features handle as much or as little of residential security work as the home resident desires which allows an almost complete elimination of inactionable and uninteresting device notifications.

●	Advanced Visual Analytics: With its advanced visual analytics, the RADCam system captures data through its camera and microphone, allowing the system to autonomously analyze and respond to each unique scenario in near real time.

●	LLM-Powered Communication: Leveraging Large Language Model (LLM) technology, RADCam autonomously determines what to say based on the context, creating seamless and intelligent verbal interactions. RAD-R has programmed the LLM to deliver an experience similar to a security concierge being at the front door in order to give an interactive experience tailored to the specific needs of residential users.

●	Advanced Porch Piracy Deterrence: RADCam can discourage potential porch pirates by detecting packages and maintaining surveillance. If someone approaches suspiciously, RADCam can issue audible alerts such as: “I see you near the package. Do you have permission? Your actions are being recorded, and law enforcement will be notified.” This proactive approach makes RADCam-protected homes less appealing targets.

RADCam is now available for pre-order at radcam.ai, with deliveries expected in mid-December 2024. The product carries a retail price of $99.00 plus applicable taxes. Additional options and features will be announced in the coming months.

The RADCam subscription, priced at $24.99 per month, unlocks the full suite of AIR-enabled features, including the “Talking Camera” functionality for real-time alerts, proactive deterrence, and personalized interactions. Subscribers also get enhanced threat detection, intelligent responses, and continuous software updates to keep up with evolving security needs. While basic functionality like live streaming and motion detection is available without a subscription, the plan is essential to experience RADCam’s full conversational AIR and advanced detection capabilities.

Reinharz added, “Interest in RADCam has exceeded our initial projections, and we expect it to positively impact this year’s revenue. Initially, we estimated annual revenues between $200,000 and $800,000, but based on early indicators, we have adjusted our forecast to potential revenues of between $1 million to $2 million, with monthly subscription revenues potentially ranging from $150,000 to $400,000. RADCam is designed to appeal to tech-savvy consumers seeking more intelligent and interactive home security solutions.”

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.radcam.ai, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances whatsoever that the Company will meet its expectations with respect to its future revenues, sales volume, becoming cash flow positive, ARR or RMR. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060
@SteveReinharz